EXHIBIT 99.1

Pattern Energy Starts Construction on Repowering of
Gulf Wind Facility in Texas

271 MW facility to be upgraded with 118 new Siemens Gamesa turbines

SAN FRANCISCO – January 6, 2019 – Pattern Energy Group Inc. (Nasdaq and TSX: PEGI) (“Pattern Energy”) today announced it has closed financing and started construction on the repowering of its Gulf Wind facility located in Kenedy County, Texas.  Repowering the Gulf Wind facility will consist of removing the current wind turbines and replacing them with 118 new Siemens Gamesa SWT-2.3-108 turbines, which will generate 271 MW of capacity, the equivalent to the annual energy usage of approximately 80,000 Texas homes. Construction began on December 3, 2019.

“Repowering Gulf Wind with brand new turbines made strong economic sense due to its unique location on the Gulf Coast, where the winds blow strongest at the times of Texas' peak energy demand and pricing," said Mike Garland, President and CEO of Pattern Energy. “Gulf Wind was our first wind power facility and technology has improved rapidly since it first began operating over a decade ago. By installing the latest technology turbines, we expect the repowered facility to have more efficient production, lower operating costs, renewed production tax credits (PTCs) and longer life which combine to increase the long-term value of our fleet.”

“Repowering provides an opportunity to increase the efficiency, reliability and longevity of existing wind farms,” said José Antonio Miranda, Siemens Gamesa Renewable Energy, CEO Onshore Americas. “We have a long-standing partnership with Pattern Energy and are excited to bring new life to the Gulf Wind facility.”

The repowering consists of replacing nacelles, towers and blades for the 118 turbines at Gulf Wind with new Siemens Gamesa 2.3 MW turbines, each with 108-meter blades on 80-meter towers.

The Gulf Wind facility has entered into a new 20-year power purchase agreement with Austin Energy for the majority of the facility’s energy production. The remaining output will be sold at merchant power prices. Gulf Wind is strategically located on the Gulf Coast in Kenedy County, Texas, where favorable wind conditions allow the facility to maximize energy production during times of peak demand and peak pricing.

Over 25 years, Gulf Wind is expected to contribute approximately $90 million to the local economy through tax and landowner payments. The Gulf Wind facility sits on 9,600 acres leased from the Kenedy Memorial Foundation. All monies received by the Foundation support its charitable causes to fight poverty, boost education, and build stronger communities.

Gulf Wind began operation in 2009. In late August 2017, the facility withstood Hurricane Harvey, one of the strongest hurricanes to hit the area in recent history. Following the storm, when the facility was deemed undamaged and safe to resume operations, Gulf Wind returned to supplying much-needed energy to the Texas grid.

About Pattern Energy
Pattern Energy Group Inc. (Pattern Energy) is an independent power company listed on the Nasdaq Global Select Market and Toronto Stock Exchange. Pattern Energy has a portfolio of 28 renewable energy projects with an operating capacity of 4.4 GW in the United States, Canada and Japan that use proven, best-in-class technology. Pattern Energy’s wind and solar power facilities generate stable long-term cash flows in attractive markets and provide a solid foundation for the continued growth of the business. For more information, visit www.patternenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of Canadian securities laws, including statements regarding the annual energy usage of the number of Texas homes equivalent to the generation capacity of the repowered facility, the ability of the repowered facility to have more efficient production, lower operating costs, renewed PTCs and longer life to increase long-term value of the fleet, the ability to increase efficiency, reliability and longevity of existing wind farms with repowering, wind conditions at the facility site to maximize energy production during times of peak demand and pricing, and the amount the Gulf Wind facility is expect to contribute to the local economy.  These forward-looking statements represent the Company’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results discussed in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether resulting from new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the Company's annual report on Form 10-K and any quarterly reports on Form 10-Q. The risk factors and other factors noted therein could cause actual events or the Company's actual results to differ materially from those contained in any forward-looking statement.

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Contacts

Pattern Energy

Media Relations
Matt Dallas
917-363-1333
matt.dallas@patternenergy.com

Investor Relations
Ross Marshall
416-526-1563
ross.marshall@loderockadvisors.com